EXHIBIT 99.1

LHC Group to Acquire Assets of Thomas Home Health Agency in Fairhope, Alabama

    LAFAYETTE, La.--(BUSINESS WIRE)--June 1, 2007--LHC Group, Inc. (NASDAQ: LHCG), a premier provider of post-acute healthcare services, announced today that it has signed a definitive agreement with Thomas Hospital to create a partnership relating to the home health services located in Fairhope, Alabama. LHC Group will acquire a controlling interest in the assets of Thomas Home Health Agency and will oversee the day-to-day operations.

    Total Medicare revenue for 12 months for this location is approximately $710,000. This agency will begin service effective June 1, 2007, with LHC Group and will operate as Thomas Home Health.

    Keith G. Myers, president and chief executive officer of LHC Group, said, "LHC Group is very excited about the opportunity to partner with Thomas Hospital to provide quality home health services. We look forward to working with our new family in Fairhope, Alabama. Our commitment is to help people in these communities by providing the highest quality home-based services available to the patients and families in the area."

    About LHC Group, Inc.

    LHC Group is a provider of post-acute healthcare services primarily in rural markets in the southern United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.

    Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as "believe," "expect," "anticipate," "intend," "estimate" or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group's Form 10K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

    CONTACT: LHC Group, Inc.
             Barry E. Stewart, 337-233-1307
             Executive Vice President and Chief Financial Officer